One Corporate Center
Rye, NY 10580-1422
GAMCO Investors, Inc.
Tel. (914) 921-5147
Fax (914) 921-5392
www.gabelli.com

For Immediate Release:	Contact:	Jeffrey M. Farber
Executive Vice President and
Chief Financial Officer
(914) 921-5147

For further information please visit www.gabelli.com

GAMCO Expects to Report First Quarter Earnings of
$0.48 to $0.52 per fully diluted share

Rye, New York, April 15, 2010 – GAMCO Investors, Inc. (NYSE: GBL) announced today preliminary earnings estimates for the quarter ended March 31, 2010 of $0.48 to $0.52 per fully diluted share versus $0.30 per fully diluted share in the comparable 2009 quarter.

Assets Under Management (AUM) were approximately $28 billion as of March 31, 2010, 51.4% higher than March 31, 2009 AUM of $18.5 billion and 6.5% above December 31, 2009 AUM of $26.3 billion.  Total revenues were approximately $60 million, operating income is expected to be $21.5 to $22.5 million and other income, net of interest expense, was in the range of $2 to $3 million for the quarter.  Operating and other income are presented before management fee.  We will be issuing further details on our financial results in early May.

GAMCO Investors, Inc., through its subsidiaries, manages private advisory accounts (GAMCO Asset Management Inc.), mutual funds and closed-end funds (Gabelli Funds, LLC), and partnerships and offshore funds (Gabelli Securities, Inc.).

SPECIAL NOTE REGARDING FORWARD-LOOKING INFORMATION

Our disclosure and analysis in this press release contain some forward-looking statements.  Forward-looking statements give our current expectations or forecasts of future events. You can identify these statements because they do not relate strictly to historical or current facts. They use words such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” and other words and terms of similar meaning. They also appear in any discussion of future operating or financial performance. In particular, these include statements relating to future actions, future performance of our products, expenses, the outcome of any legal proceedings, and financial results.  Although we believe that we are basing our expectations and beliefs on reasonable assumptions within the bounds of what we currently know about our business and operations, there can be no assurance that our actual results will not differ materially from what we expect or believe. Some of the factors that could cause our actual results to differ from our expectations or beliefs include, without limitation: the adverse effect from a decline in the securities markets; a decline in the performance of our products; a general downturn in the economy; changes in government policy or regulation; changes in our ability to attract or retain key employees; and unforeseen costs and other effects related to legal proceedings or investigations of governmental and self-regulatory organizations. We also direct your attention to any more specific discussions of risk contained in our Form 10-K and other public filings.  We are providing these statements as permitted by the Private Litigation Reform Act of 1995. We do not undertake to update publicly any forward-looking statements if we subsequently learn that we are unlikely to achieve our expectations or if we receive any additional information relating to the subject matters of our forward-looking statements.